EXHIBIT 99.1

For Immediate Release: May 19, 2016
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT II Acquires NETGEAR Headquarters in San Jose, California

El Segundo, Calif. (May 19, 2016) - Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. (the “REIT”), the acquisition of a 142,700 square-foot office and R&D facility fully leased to NETGEAR, Inc. (“NETGEAR”) (NASDAQ: NTGR) which has occupied the facility as its corporate headquarters since 2008 (“Property”). Originally constructed in 1984, the Property was renovated in 2015 coincident with a lease extension that extended the remaining term approximately 9.5 years through September 2025. The REIT purchased the Property for $44 million from KBS Real Estate Investment Trust II, Inc. (“Seller”).
NETGEAR is a market leader in the networking hardware space delivering innovative consumer network connectivity devices to customers both domestically and around the globe; they are best known to consumers for their top-rated wireless routers. The Property houses the NETGEAR’s senior management team, as well as engineers dedicated to their substantial research and development effort. Located in the “Golden Triangle” area of Silicon Valley, the Property has convenient access to the area’s major thoroughfares including Highway 101, Interstate 880 and Highway 237. In addition, the Property’s close proximity to the area’s engineering talent, including world-class educational institutions such as Stanford, UC Berkeley, and Santa Clara University, provides NETGEAR access to the human capital necessary to continue developing the innovative products necessary to maintain a leadership position in their industry.

Commenting on the acquisition, Louis Sohn, Griffin Capital’s Director of Acquisitions, said, “Given the business essential nature of the asset, creditworthiness of NETGEAR and the strong market fundamentals, this acquisition is an excellent addition to our REIT’s institutional-quality portfolio.”
Michael Escalante, Griffin Capital's Chief Investment Officer and President of the REIT, added, "This marks the REIT’s first acquisition in Silicon Valley, a market we have followed with great interest for many years. Given the Valley’s track record of innovation and economic vibrancy, we are very bullish on the area’s long-term prospects and pleased that we can acquire this asset at a favorable price. With a long-term lease to a household brand name company that is profitable and debt-free, this acquisition will inure to the long-term benefit of our shareholders and continue to diversify the REIT from both a geographic and industry concentration perspective.”
The Seller was represented by Eastdil Secured’s San Jose office.
About Griffin Capital Essential Asset REIT II and Griffin Capital Corporation
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 21 office and industrial buildings totaling approximately 3.6 million rentable square feet and asset value of approximately $559 million. Led by senior executives with more than two decades of real estate experience collectively encompassing over $22 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 54 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 36 million square feet of space, located in 29 states and the United Kingdom, representing approximately $6.3 billion* in asset value, based on purchase price. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in GCEAR’s Form 10-K. This is neither an offer nor a solicitation to purchase securities.